Exhibit 99.1

Shine Media Acquisition Corp. Completes Initial Public Offering

NEW YORK--(BUSINESS WIRE)--Dec. 21, 2006--Shine Media Acquisition Corp. (OTCBB:SHNDU) today announced the pricing of its initial public offering of 6,000,000 units at $6.00 per unit, generating gross proceeds of $36,000,000 to the Company. Each unit consists of one share of common stock and two warrants. In addition, the Company has granted the underwriters an option to purchase up to an additional 900,000 units from the Company at the initial public offering price to cover over-allotments, if any.

Merriman Curhan Ford & Co. acted as lead-managing underwriter of the initial public offering. The offering is being made only by means of a prospectus, copies of which may be obtained from Merriman Curhan Ford & Co., 600 California St., 9th Floor, San Francisco, CA 94108.

Shine Media Acquisition Corp. is a blank check company recently formed for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition or other similar business combination, or control through contractual arrangements, one or more businesses in the media and advertising industry with their principal operations and business in China.